As filed with the Securities and Exchange Commission on February
3, 1997
                                       Registration No. 333-_____
               SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549
                  ____________________________

                            FORM S-8

                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933

                        INTEL CORPORATION
     (Exact Name of Registrant as Specified in its Charter)

             Delaware                            94-1672743
   (State or Other Jurisdiction               (I.R.S. Employer
 of Incorporation or Organization)        Identification Number)

    2200 Mission College Blvd.                   95052-8119
         Santa Clara, CA                         (Zip Code)
 (Address of Principal Executive Offices)

            Intel Puerto Rico Retirement Savings Plan
                    (Full Title of the Plan)

                      F. Thomas Dunlap, Jr.
                  Vice President and Secretary
                        Intel Corporation
                   2200 Mission College Blvd.
                   Santa Clara, CA  95052-8119
             (Name and Address of Agent for Service)

                         (408) 765-8080
  (Telephone Number, Including Area Code, of Agent for Service)

                           Copies to:
                     Ronald O. Mueller, Esq.
                   Gibson, Dunn & Crutcher LLP
             1050 Connecticut Avenue, NW, Suite 900
                      Washington, DC 20036
                         (202) 955-8500

                CALCULATION OF REGISTRATION FEE
 Title of     Amount to     Proposed     Proposed     Amount of
Securities        be        Maximum      Maximum    Registration
   to be      Registered    Offering    Aggregate      Fee (3)
Registered                 Price Per     Offering
    (1)                      Share      Price (2)
Common
Stock, par      50,000      $150.75     $7,537,500    $2,284.09
value
$0.001 per
share

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for the purpose of determining the registration fee.

(3) Calculated pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of such stock on the Nasdaq National Market which, on January 27, 1997, was $150.75 per share.

       II.1

                          INTRODUCTION

This Registration Statement on Form S-8 is filed by Intel Corporation, a Delaware corporation (the "Corporation") and the Intel Puerto Rico Retirement Savings Plan (the "Plan"), relating to 50,000 shares of the Corporation's common stock, par value $0.001 per share (the "Common Stock"), to be offered and sold to accounts of eligible employees of Intel Puerto Rico, Inc., a California corporation ("Intel Puerto Rico"), under the Plan, as well as to interests in the Plan. Intel Puerto Rico is the "named fiduciary," the "administrator" and the "plan sponsor" of the Plan.

                             PART I

        INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item   2.    Registrant  Information  and  Employee  Plan  Annual
Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents of the Corporation heretofore filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated in this Registration Statement by reference:

(1)  The  Corporation's  latest annual report filed  pursuant  to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"), that contains audited financial statements for the Corporation's latest fiscal year for which such statements have been filed;

(2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Corporation's latest annual report or prospectus referred to in (1) above;

(3) The description of the Common Stock set forth under the caption "Description of Capital Stock" in the Corporation's registration statement on Form S-3, as amended, filed with the Commission on April 18, 1995, File No. 33-56107, together with any amendment or report filed with the Commission for the purpose of updating such description.

All reports and other documents subsequently filed by the Corporation or by the Plan pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act (including the Plan's latest annual report) prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is

       II.2

deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Corporation under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Corporation's Certificate of Incorporation (the "Charter") provides that, to the fullest extent permitted by the DGCL or decisional law, no director shall be personally liable to the Corporation or to its stockholders for monetary damages for breach of his fiduciary duty as a director. The effect of this provision in the Charter is to eliminate the rights of the Corporation and its stockholders (through stockholders' derivative suits on behalf of the Corporation) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

The Corporation's Bylaws (the "Bylaws") provide that the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation or enterprise (including an employee benefit plan), against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes and penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereof, and any taxes imposed on such person as a result of such payments) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in such action, suit or proceeding, to the fullest extent authorized by the DGCL, provided that the Corporation shall indemnify such person in connection with any such action, suit or proceeding initiated by such person only if authorized by the Board of Directors of the Corporation or brought to enforce certain indemnification rights.

The Bylaws also provide that expenses incurred by an officer or director of the Corporation (acting in his capacity as such) in defending any such action, suit or proceeding shall be paid by the Corporation, provided that if required by the DGCL such expenses shall be advanced only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay such amount if it shall

       II.3

ultimately be determined that he is not entitled to be indemnified by the Corporation. Expenses incurred by other agents of the Corporation may be advanced upon such terms and conditions as the Board of Directors of the Corporation deems appropriate. Any obligation to reimburse the Corporation for expenses advanced under such provisions shall be unsecured and no interest shall be charged thereon.

The Bylaws also provide that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any right of indemnification or protection provided under the Bylaws shall not be adversely affected by any amendment, repeal, or modification of the Bylaws; and that the Corporation may purchase and maintain insurance to protect itself and any such person against any such expenses, liability and loss, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL or the Bylaws.

In addition to the above, the Corporation has entered into indemnification agreements with each of its directors and certain of its officers. The indemnification agreements provide directors and officers with the same indemnification by the Corporation as described above and assure directors and officers that indemnification will continue to be provided despite future changes in the Bylaws of the Corporation. The Corporation also provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The following exhibits are filed herewith:

4.1 Intel Corporation Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Corporation's Form 10-Q for the quarter ended June 26, 1993 (File No. 0-6217) as filed on August 10, 1993).

4.2  Intel Corporation Bylaws as amended.

4.3  Agreement  to  Provide Instruments Defining  the  Rights  of
     Security  Holders (incorporated by reference to Exhibit  4.1 of  Corporation's Form 10-K (File No. 0-6217)  as  filed  on
     March 28, 1986).

4.4 Warrant Agreement dated as of March 1, 1993, as amended, between the Corporation and Harris Trust and Savings Bank (as successor Warrant agent) related to the issuance of 1998 Step-Up Warrants to Purchase Common Stock of Intel Corporation (incorporated by reference to Exhibit 4.6 of Corporation's Form 10-K (File No. 0-6217) as filed on March 25, 1993), together with the First Amendment to Warrant Agreement dated as of October 18, 1993, the Second Amendment to Warrant Agreement dated as of January 17, 1994
     (incorporated by reference to Exhibit 4.4 of the Corporation's Form 10-K (File No. 0-6217) as filed on March 25, 1994), and the Third Amendment to Warrant Agreement dated as of May 1, 1995.

5.1  Internal   Revenue  Service  determination   letter,   dated
     December  10,  1992, regarding qualification  of  the  Intel
     Puerto Rico Retirement Savings Plan under Section 401 of the
     Internal Revenue Code or 1986, as amended.

5.2 Treasury Department (Puerto Rico) determination letter, dated May 11, 1993, regarding qualification of the Intel Puerto Rico Retirement Savings Plan under Section 1165 of the Puerto Rico Internal Revenue Code of 1994, as amended.

       II.4

23.1 Consent of Independent Auditors.

24.  Power of Attorney (contained on signature page hereto).

Item 9.   Undertakings.

(1)  The undersigned Corporation hereby undertakes:

     (a)  To file, during any period in which offers or sales are
          being   made,  a  post-effective  amendment   to   this
          registration statement:

          (i)  To  include  any  prospectus required  by  section
               10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Corporation pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  To  remove  from  registration  by  means  of  a  post-
          effective   amendment  any  of  the  securities   being
          registered which remain unsold at the termination of the offering.

(2) The undersigned Corporation hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Corporation's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

       II.5

     (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Corporation certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there-unto duly authorized, in the City of Santa Clara, State of California, on this 29th day of January, 1997.

                                 INTEL CORPORATION

                            By:  /s/F. Thomas Dunlap, Jr.
                                 Vice President, General
                                 Counsel and Secretary


Each person whose signature appears below constitutes and appoints F. Thomas Dunlap, Jr. and Andy D. Bryant, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature             Title                           Date

/s/Gordon E. Moore    Chairman of the Board           Jan.15,1997
Gordon E. Moore

/s/Andrew S. Grove    Principal Executive Officer,    Jan.15,1997
Andrew S. Grove       President and Director
                      (Principal Executive Officer)

/s/Craig R. Barrett   Executive Vice President,       Jan.15,1997
Craig R. Barrett      Chief Operating Officer and
                      Director

/s/Andy D. Bryant     Vice President, Principal       Jan.15,1997
Andy D. Bryant        Accounting and
                      Chief Financial Officer
                      (Principal Financial and
                      Accounting Officer)

John Browne           Director

/s/Winston H. Chen    Director                        Jan.15,1997
Winston H. Chen

/s/D. James Guzy      Director                        Jan.15,1997
D. James Guzy

/s/Max Palevsky       Director                        Jan.15,1997
Max Palevsky

/s/Arthur Rock        Director                        Jan.15,1997
Arthur Rock

/s/Jane E. Shaw       Director                        Jan.15,1997
Jane E. Shaw

/s/Leslie L. Vadasz   Director                        Jan.15,1997
Leslie L. Vadasz

/s/David B. Yoffie    Director                        Jan.15,1997
David B. Yoffie

/s/Charles E. Young   Director                        Jan.15,1997
Charles E. Young

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Intel Puerto Rico Retirement Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, [State of California] [Commonwealth of Puerto Rico], on this 29th day of January, 1997.

                              INTEL PUERTO RICO RETIREMENT
                              SAVINGS PLAN

                          By: /s/Arvind Sodhani
                        Name: Arvind Sodhani
                       Title: Treasurer

EXHIBIT INDEX

Exhibit
Number   Description

4.2      Intel Corporation Bylaws as amended.

5.1      Internal  Revenue  Service determination  letter,  dated
         December 10, 1992, regarding qualification of the  Intel
         Puerto  Rico  Retirement Savings Plan under Section  401
         of the Internal Revenue Code of 1986, as amended.

5.2 Treasury Department (Puerto Rico) determination letter, dated May 11, 1993, regarding qualification of the Intel Puerto Rico Retirement Savings Plan under Section 1165 of the Puerto Rico Internal Revenue Code of 1994, as amended.

23.1     Consent of Independent Auditors.